                                                                  EXECUTION COPY

                          ACCOUNT MANAGEMENT AGREEMENT
                          ----------------------------

         This Account Management Agreement (the "Agreement") is entered into as of the 8th day of November, 2005, by and between CD Capital Management LLC, a
Delaware limited liability company ("CD Capital"), and NWFP I LLC ("Client").

         1.   ACCOUNT. Client has established a brokerage account (the
"Account") with Goldman Sachs (the "Broker"). Client will fund the Account with an initial $[*] million in cash. The Client may make additions to, but not withdrawals from, the Account at any time.

         2.   AUTHORITY. Client authorizes CD Capital to direct the investments of and for the Account on a discretionary basis, without prior consultation with
Client, in accordance with the Investment Objectives (defined below) and subject to such limitations and restrictions set forth in Paragraph 4 below and such other limitations and restrictions as Client may hereafter impose by notice in writing to CD Capital. This discretionary authority makes CD Capital the agent, beneficial owner (as defined in applicable securities law) and attorney-in-fact with full power and authority in connection with the Account to buy, sell, exchange, hold, vote and otherwise trade in any and all stocks, bonds and other securities (including, for the avoidance of doubt, options) as CD Capital may select, subject to the aforementioned limitations. The authority of CD Capital under this Agreement shall continue until receipt of written notice of its termination by Client.

         3.   INVESTMENT OBJECTIVES. Client hereby instructs CD Capital to manage the Account in accordance with the "Investment Objectives" described in
Schedule l attached hereto until such time as CD Capital receives revised written instructions signed by Client.

         4.   LIMITATIONS. Without the prior written direction of Client, CD
Capital shall not:

              (1)   buy, sell, sell short or otherwise trade or invest in or
          take a position in any securities or any derivatives thereof of issuers (or their parent or subsidiary companies) identified in
          Client's "Watchlist," an initial copy of which is attached as Schedule
          2 hereto (which Watchlist will be updated by Client from time to time and provided to CD Capital); or

              (ii)   make any investments which could result in any unrelated
         business taxable income, as defined in Section 512 of the Internal
         Revenue Code of 1986, as amended (the "Code"), including, without limitation, any investments (such as investments purchased on margin)
         that could result in any debt financed income (as defined in section
         514 of the Code).

         5.   EXPENSES. CD Capital shall enter orders for the Account with the
Broker or any other executing broker that CD Capital shall work through in its discretion. All brokerage commissions and other out-of-pocket direct investment expenses, including, but not limited to, the Account's pro rata portion of out-of-pocket legal, consulting and due diligence expenses, reasonably incurred in connection with transactions for the Account will be paid out of the assets of the Account and are in addition to the Management Fee and Profit Allocation paid to CD Capital. Any pro rata (based on the total number of shares of each issuer managd by CD Capital across all accounts) third party expenses in excess of S10,000 must be approved, in advance by Client.

         6.   MANAGEMENT FEE AND PROFIT ALLOCATION. During the term of this
Agreement, Client shall pay CD Capital: (i) a monthly management fee
("Management Fee") equal to [*]% of the Account's Net Asset Value as of the first day of each month (including any new contribution then being made and prior to accrual of the Management Fee being determined or of any Profit
Allocation (as defined below). Such Management Fee shall be deducted from the
Account's balance on such date; plus (ii) as of each December 31 (or the date of termination of CD Capital's services hereunder), a "Profit Allocation" in the amount of [*]% of any increase in Net Asset Value of the Account in excess of the High Water Mark (prior to the accrual of the Profit Allocation being determined). The "High Water Mark" for the Account is the highest Net Asset
Value of the Account as of any previous December 31 or the initial opening balance of the Account (or at the date of

* Blank spaces contained confidential information that has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the
Securities Exchange Act of 1934, as amended.

termination for periods thereafter), if higher (it being understood that the
High Water Mark for December 31, 2005 Profit Allocation shall be the initial opening balance of the Account). Operating expenses (including those set forth in Paragraph 5 herein) reduce Net Asset Value for purposes of calculating the
Profit Allocation. Profit Allocations do not themselves reduce increases in Net
Asset Value for purposes of calculating subsequent Profit Allocations, i.e., CD
Capital does not have to "earn back" the Profit Allocation previously made from the Account in order for the Net Asset Value of the Account to exceed its High
Water Mark and be subject to an additional Profit Allocation. Any withdrawals made from the Account other than as of a December 31 will be assessed a proportionate allocation at the time of withdrawal. The High Water Mark will be proportionately reduced each time a withdrawal is made from the Account.

         7.   VALUATION. Net Asset Value of the Account shall mean the value of the assets of the Account less the liabilities of the Account, if any, as of the close of business on the valuation date determined in accordance with the valuation provisions set forth in Schedule 3 attached hereto. It is understood for the purposes hereof, that the Client shall not create any liabilities for the Account.

         8.   VOTING OF PORTFOLIO SECURITIES- The Client and CD Capital will share decisions on the voting of proxies and any other such matters that may require a vote. Any voting decisions that cannot be agreed to by the Client and
CD Capital will then be made by the Client.

         9.   REPORTS TO CLIENT. CD Capital will render to Client no later than the 10th day of each calendar month a written account statement detailing the
Account's Net Asset Value. It is further understood that the Client may access its Account at anytime and may view the investments and assets of the Account.
In addition, from time to time, promptly upon Client's request, CD Capital shall prepare and render to Client such other reports as Client may reasonably request.

         10.  CUSTODY; SOFT DOLLARS. All transactions will be consummated by payments to, or delivery by, Client of all cash and/or securities due to or from the Account. The Broker, not CD Capital, shall act as custodian for the Account.
Client shall not withdraw or deposit cash and/or securities in the Account without simultaneously informing CD Capital. Any "soft dollar" arrangement between CD Capital and a broker relating to commissions generated by the Account shall comply with Section 28(c) of the Securities Exchange Act of 1934, as
amended, unless otherwise consented to by the Client.

         11.  ALLOCATIONS. CD Capital will manage the Account's assets and currently manages assets of other accounts. CD Capital will allocate trades among the accounts in its sole discretion in accordance with its evaluation of the following criteria: (i) exposure to the securities, issuer or market in question; (ii) liquidity positions and requirements; (iii) tax considerations;
(iv) regulatory considerations; (v) relative capitalization and cash availability; (vi) relative risk and value at risk profiles; (vii) borrowing base considerations; (viii) historical and anticipated subscription and redemption patterns; (ix) minimum investment criteria; and (x) investment time horizon.

         12 . UNDERTAKINGS BY THE PARTIES.

              (i)   Undertakings of the Client. The Client represents that it:

              (a) has advised CD Capital of its Investment Objectives pursuant to Schedule 1, subject to such limitations and restrictions set forth in Paragraph 4 herein, which Paragraph 4 may be amended by agreement of the parties;

              (b) shall deliver to CD Capital or the Client's brokers, dealers and trading counterparties, evidence of CD Capital's authority to trade on behalf of the Account; and

              (c) shall instruct any counterparties for the Account (including the Broker) to send duplicate confirmations to CD Capital.

                                        2

              (ii)  Undertakings of CD Capital. CD Capital represents that it:

              (a) shall manage the Account at all times in material compliance with Schedule 1 and subject to such limitations and restrictions set forth in Paragraph 4 herein, which Paragraph 4 may be
              amended by agreement of the parties; and

              (b) shall consult with the Client on an ongoing basis concerning matters relating to the Account, including, but not limited to, review of positions, investment ideas, performance, prospects and portfolio of the Account.

         13.  REPRESENTATIONS AND WARRANTIES BY THE PARTIES.

              (i)   Representations and Warranties of CD Capital. CD Capital
represents and warrants to the Client as follows:

              (a) CD Capital is duly organized and validly existing under the laws of its jurisdiction of organization with full corporate power and authority to perform its obligations under this
              Agreement.

              (b) This Agreement has been duly and validly authorized, executed and delivered on behalf of CD Capital and constitutes a binding and enforceable obligation in accordance with its terms.

              (c) The execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the consummation of the transactions contemplated herein and in Schedule 1 will not constitute a breach of, or default under, the constituent
              documents of CD Capital, any instrument by which CD Capital is bound or under any order, rule or regulation applicable to CD
              Capital, or any court or any governmental body or administrative agency having jurisdiction over CD Capital.

              (d) CD Capital has all United States governmental, regulatory and exchange licenses and approvals and has effected all filings and registrations with United States governmental and regulatory agencies required to conduct its business and to act as described in Schedule 1 or required to perform its obligation under this
              Agreement.

              (e) There is not pending, or the best of CD Capital's knowledge threatened, any action, suit or proceeding before or by any court or other governmental body to which CD Capital is A party, or to which any of the assets of CD Capital is subject, which might reasonably be expected to result in any material adverse change in the condition, financial or (otherwise, business or prospects of CD Capital). CD Capital has not received any notice of an investigation regarding non-compliance by CD Capital with
              applicable law,

              (ii)  Representations and Warranties of the Client. The Client
represents and warrants to CD Capital as follows:

              (a) The Client is duly organized and validly existing under the laws of its jurisdiction of organization with full corporate power and authority to perform its obligations under this
              Agreement.

              (b) This Agreement has been duly and validly authorized,
              executed and delivered on behalf of the Client and constitutes its binding and enforceable obligation in accordance with its terms.

                                        3

              (c) The Client has full power and authority under applicable law to perform its obligations under this Agreement.

              (d) The execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the consummation of the transactions contemplated herein and in Schedule 1 will not constitute a breach of, or default under, the constituent
              documents of the Client, any instrument by which the Client is bound or under any order, rule or regulation applicable to the
              Client, or any court or any governmental body or administrative agency having jurisdiction over the Client.

              (e) The Client has all United States governmental, regulatory and exchange licenses and approvals and has effected all flings and registrations with. United States governmental and regulatory agencies required to CONDUCT their business and to act as
              described in Schedule 1 OR REQUIRED TO perform its obligation under this Agreement.

         14.  EXCULPATION. CD Capital shall have no obligations to the Account other than those expressly set forth in this Agreement and any other obligations arising by law. CD Capital's responsibility under this Agreement is to furnish the Account with advisory services based upon its professional skill, experience and judgment AND CD Capital makes no representation or warranty as to the accomplishment of any particular investment results by the Account. CD Capital, its managers, officers, members, principals and affiliates and their respective members, officers, EMPLOYEES and agents (collectively, "Manager Party") shall not be liable to the Client for any claims, costs, expenses, damages or losses arising out of or in connection with this Agreement, the Client, the Account, and its operation other than to the extent attributable to the fraud or gross negligence of the Manager Party, the willful disregard of the Manager Party's duties to Client, or any violation by a Manager Party of the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange
Act of 1934, as amended, the Investment Advisers Act of 1940, as amended, any state or local securities laws or any stock exchange or NASDAQ regulations (it being agreed and understood that if any action (or inaction) taken by CD Capital or any other Manager Party has been previously discussed with, and agreed to by, the Client, then such action (or inaction) shall not give rise to any liability to CD Capital or any other Manager Party).

         No Manager Party shall be liable to the Client for failure to obtain the lowest negotiated brokerage commission rates, or to combine or arrange orders so as to obtain the lowest brokerage commission rates with respect to any transaction on behalf of the Account, or for failure to recapture, directly or indirectly, any brokerage commissions for the benefit of the Account. No Manager
Party shall be liable to the Client for claims, costs, expenses, damages, or losses due to circumstances beyond any Manager Party's control, including but not limited to, the bankruptcy, insolvency or suspension of normal business activities by any bank, brokerage firm or transfer agent holding assets of the
Account, or due to the negligence, dishonesty, bad faith or misfeasance of any employee, broker, agent or sub-contractor of the Account chosen by a Manager
Party in good faith.

         In no respect by way of limiting the foregoing exculpatory provisions but rather by way of greater certainty, no Manager Party shall be liable to the
Client for any actions or omissions of any broker or dealer chosen by a Manager
Party in good faith.

         15.  INDEMNIFICATION. The Client shall indemnify and hold harmless the
Manager Parties from and against any loss or expense suffered or sustained by any of them by reason of the fact that a Manager Party is or was connected in any respect with the Account, including, without limitation, any judgment, settlement, attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action or proceeding; provided that the Manager Party would not have been subject to liability under Paragraph 14 hereunder or this Paragraph 15 for the conduct which led to such loss or expense.

         CD Capital shall indemnify and hold harmless the Client from and against any loss or expense suffered or sustained by it (including, without limitation, any judgment, settlement, attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action or proceeding) to the extent attributable to the fraud or gross negligence of CD Capital, the willful disregard of CD Capital's duties to
Client,

or any violation by CD Capital of the applicable provisions of the Securities
Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the
Investment Advisers Act of 1940, as amended, any state or local securities laws or any stock exchange or NASDAQ regulations (it being agreed and understood that if any action (or inaction) taken by CD Capital has been previously discussed with, and agreed to by, the Client, then such action (or inaction) shall not give rise to any indemnity by CD Capital).

         Whether or not a party is entitled to indemnification hereunder shad':
be determined by a court, arbitral tribunal, administrative forum or mutual written agreement of the parties.

         16.   CONFIDENTIAI, RELATIONSIIIP. Except as otherwise agreed between the parties, all information and advice furnished by either party to the other hereunder, including by or to their respective agents and employees, shall be-treated as confidential and SHALL not be disclosed to third parties except as required by law. It is explicitly understood that CD Capital is not providing any tax advice in connection with the advisory services provided hereto.

         17.   INDEPENDENT CONTRACTOR. For all purposes of this Agreement, CD
Capital shall be an independent contractor and not an employee or dependent agent of the Client; nor shall anything herein be construed as making the Client a partner or co-venturer with CD Capital or any of its affiliates or other clients. Except as provided in this Agreement, CD Capital shall not have any authority to bind, obligate or represent the Client.

         18.   CONFLICTS. (i) It is understood that CD Capital and its
affiliates perform investment advisory and management services for clients other than the Client and that CD Capital and its affiliates may for its or their own behalf effect transactions with respect to investment interests which are the same as or similar to those which the Client's portfolio may own.

         (ii)  CD Capital may give advice, take action and effect transactions with respect to investment interests in the performance of its duties with respect to any of its other clients or on its own (or its affiliates') behalf which may differ from advice given to, or the timing and nature of action taken and transactions effected with respect to, the Client.

         (iii) Transactions in securities or other investment interests may be accomplished on behalf of other clients from whom CD Capital has discretionary authority or on its own (or its affiliates') behalf prior to the time that recommendations or transactions in the same securities or other investment interests may be communicated to the Client or executed by or on behalf of the
Client) and at prices which may be different than those at which transactions in the same securities or other investment interests are executed by or on behalf of the Client. The compensation which may be received by CD Capital and/or its affiliates from such other accounts or profits realized on its own (or its affiliates') behalf may differ from the compensation to be received by CD
Capital from the Client or from the profits realized by the Client's portfolio.

         19.   TERMINATION AND/OR ASSIGNMENT. CD Capital's management of the
Account hereunder may be terminated at any time by either party by giving written notice to the other party. Upon termination, any unpaid Management Fee will be prorated to the date of termination specified in the notice of termination. The Profit Allocation for the calendar year during which the termination occurs shall be determined based on the Net Asset Value of the
Account on the termination Date. Both such Management Fee and Profit Allocation shall be paid on the date of termination. Thereafter, CD Capital will be entitiled to its Profit Allocation (as if such positions were still in the
Account) and upon the Client's final liquidation of any and all positions which were held in the Account as of the termination. From the date of termination through the date of final liquidation of all positions in the Account, the
Client shall provide CD Capital with monthly brokerage statements detailing the positions in the Account. For the purpose of clarity and the foregoing, Client will pay CD Capital the Profit Allocation on any and all positions in the
Account as aforesaid but taking account of Client's (and its related parties')
buys and sells of such securities effectuated after termination and during the one year period

following the termination. No assignment of this Agreement shell be made by CD
Capital, other than to affiliates, without the prior written consent of Client.

         20.   PATENTS, COPYRIGHTS, TRADEMARKS, AND OTHER PROPERTY RIGHTS. Any
and all inventions, improvements, discoveries, formulas, fund management, administration, and accounting systems, processes, and computer software relating to CD Capital's business (whether or not patentable), discovered or developed are the sole and absolute property of CD Capital. CD Capital is the sole and absolute owner of all patents, copyrights, trademarks, and other property rights to those items.

         21.   NOTICES. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered by courier service, postage prepaid mail, facsimile, electronic mail or another agreed upon method and shall be effective upon actual receipt by the party to which such notice shall be directed, addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

               If to the Client Michael Brodsky, Managing Member, 1603 Orrington
Ave., Suite 1600, Evanston Illinois 60201 telephone (847) 328-0400; facsimile
(847) 733-9905. E-mail, mail to: mbrodsky@newworldvc.com

               with a copy to:

               Jon Ballis
               Kirkland & Ellis LLP
               200 E. Randolph

               Chicago, IL 60601
               jballis@kirkland.com
               -------------------
               312-861-2332
               fax 312-861-2200

               If to CD Capital: Two North Riverside Plaza, Suite 720, Chicago,
Illinois 60606; telephone: (312) 466-3226; facsimile: (312) 559-1288. Email:
john@cdcapital.com.

         22.   AMENDMENT; WAIVER. This Agreement shall not be amended except by a writing signed by the parties hereto. No waiver of any provision of this
Agreement shall be implied From any course of dealing between the parties hereto or from any failure by either party hereto to assert its rights hereunder on any occasion or series of occasions.

         23.   SEVERABILITY. If any provision of this Agreement, or the
application of any provision to any person or circumstarce, shall be held to be inconsistent with any present or future law, riding, rules or regulation of any court or governmental or regulatory authority having jurisdiction over the subject matter hereof, such provision shall be deemed to be rescinded or modified in accordance with such law, ruling, rule or regulation, and the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it shall be held inconsistent, shall not be affected thereby.

         24.   GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED
UNDER THE LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO THE PRINCIPLES OF
CONFLICT OF LAWS.

         25.   SURVIVAL. Provisions of this Agreement that by their terms or by their context are to be performed in whole or in part after termination of this
Agreement shall survive termination of this Agreement. Specifically, and without limiting the generality of the foregoing, the obligations set forth in Sections
15, 16 and 20 shall survive the termination of this Agreement.

         26.   COMPLETE AGREEMENT. This Agreement constitutes the entire
agreement between the parties hereto with respect to the subject matter hereof.

         27.   COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  (Remainder of page intentionally left blank )

        IN WITNESS WHEREOF, the parties hereto have executed this Account
Management Agreement on the date first above written.

                                     CD CAPITAL MANAGEMENT LLC

                                     By: /s/ John Ziegelman
                                        -------------------------------------
                                        John Ziegelman
                                        President

                                     NWFP I LLC
                                     By: /s/ Michael Brodsky
                                        -------------------------------------
                                     Michael Brodsky
                                     Manager